Exhibit 5.1






June 27, 1996







Regency Health Services, Inc.
2742 Dow Avenue
Tustin, California  92780

Re:                Regency Health Services, Inc.
                   Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Regency Health Services, Inc., a Delaware corporation ("Regency"), in connection with the registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") on June 27, 1996 by Regency, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act") of 200,000 shares (the "Shares") of common stock, par value $.01 per share (the "Regency Common Stock"), of Regency to be issued in connection with options and restricted stock awards granted under the Regency Health Services, Inc. Director Stock Plan (the "Plan").

     This opinion is delivered in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, as filed with the Commission on the date hereof under the Securities Act; (ii) the Plan; (iii) the Restated Certificate of Incorporation and the Restated Bylaws of Regency; (iv) copies of certain resolutions adopted by the Board of Directors of Regency; (v) a form of a specimen certificate representing the Regency Common Stock and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Regency.

     We express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

     Based upon and subject to the foregoing, and assuming (i) the valid issuance of options pursuant to and in accordance with the Plan and (ii) the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due and proper execution and delivery of such certificates, we are of the opinion that the Shares, when issued upon exercise of options or pursuant to restricted stock awards in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion  with the  Commission  as
Exhibit 5.1 to the Registration Statement.

Very truly yours,


/s/ Sidley & Austin